Filed Pursuant to Rule 433
Dated January 6, 2011
Supplementing the Preliminary Prospectus
Supplement dated January 6, 2011
(To Prospectus dated December 14, 2009)
Registration Statement No. 333-163697
$500,000,000
Dr Pepper Snapple Group Inc.
2.900% Senior Notes Due 2016
Final Term Sheet
January 6, 2011

Issuer:	Dr Pepper Snapple Group, Inc.
Security:	2.900% Senior Notes due 2016
Size:	$500,000,000
Maturity Date:	January 15, 2016
Coupon (Interest Rate):	2.900%
Interest Payment Dates:	Each January 15 and July 15, beginning on July 15, 2011
Price to Public (Issue Price):	99.889%
Trade Date:	January 6, 2011
Settlement Date (T+3):	January 11, 2011
Yield to Maturity:	2.924%
Benchmark Treasury:	UST 5yr 2.125% December 2015
Benchmark Treasury Price and Yield:	100-7 3/4 ; 2.074%
Spread to Benchmark Treasury:	0.85% (85 basis points)
Make-Whole Call:	T+ 15 basis points
CUSIP Number:	26138E AM1
Joint Book-Running Managers:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
UBS Securities LLC

Co-Managers:	Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Wells Fargo Securities, LLC

Ratings:	Moody’s: Baa2 (Positive Outlook)
S&P: BBB (Stable Outlook)

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or UBS Securities LLC toll-free at 1-877-827-6444, ext. 561-3884.